Exhibit P(13)

TCW Code of Ethics

TCW Policies & Procedures

December 20, 2013

Table of Contents	i

General Principles	1

Personal Investment Transactions	2

Overview	2
Personal Investment Restrictions	3
Who Must Comply: Access Person/Covered Person	3
Covered Transactions/Covered Accounts	3
Policy Governing Covered Transactions	4
Pre-clearance Process	5
Prohibited Transactions	6
Additional Restrictions for Certain Investment Professionals	7
Exceptions: Exempt Securities and Exempt Transactions	8
Exemptive Relief	15
Personal Investment Reporting	15
Reporting on Opening, Changing or Closing a Covered Account	16
Holdings Reports	17

Policy Statement on Insider Trading	18

TCW Policy on Insider Trading	18
Trading Prohibition	18
Communication Prohibition	20
What Is Material Information?	20
What Is Non-Public Information?	21
Examples Of How TCW Personnel Could Obtain Inside Information And What You Should Do In These Cases?	21
Board of Directors’ Seats or Observation Rights	21
Deal-Specific Information	22
Creditors’ Committees	24
Information about TCW Products	24
Contacts with Public Companies	26
What Is The Effect Of Receiving Inside Information?	26
Does TCW Monitor Trading Activities?	27

i

Penalties and Enforcement by SEC and Private Litigants	27
What You Should Do If You Have Questions About Inside Information?	28
Ethical Wall Procedures	29
Identification of the Walled-In Individual or Group	29
Isolation of Information	29
Restrictions on Communications	30
Restrictions on Access to Information	30
Trading Activities by Persons within the Wall	30
Termination of Ethical Wall Procedures	31

Certain Operational Procedures	32

Maintenance of Restricted List	32
Exemptions	33
Consent to Service on Board of Directors and Creditors’ Committees	33

Gifts, Entertainment, Payments & Preferential Treatment	34

Gifts And Entertainment Received By Employees	34
Gifts	34
Entertainment	34
Approvals	34
Gifts And Entertainment Given By Employees	35

Outside Activities	38

Outside Employment	38
Service as Director	38
Fiduciary Appointments	39
Compensation, Consulting Fees and Honorariums	39
Serving As Treasurer of Clubs, Houses of Worship, Lodges	39
Obtaining Approval	40

Political Activities & Contributions	40

Introduction	40

ii

General Rules	41
Rules Governing Firm Contributions and Activities	41
Federal Elections	41
Contributions to State and Local Candidates and Committees	42
Political Activities on Firm Premises and Using Firm Resources	43
Federal, State, and Local Elections	43
Rules for Individuals	44
Responsibility for Personal Contribution Limits	44
Pre-Approval of all Political Contributions and Volunteer Activity	44
New Hires, Transfers and Promotions to Covered Associate Position	45
Confidentiality	46
Participation in Public Affairs	46
Fundraising and Soliciting Political Contributions	46
Special State Rules	47
Connecticut	47
New Jersey	47

Other Employee Conduct	48

Personal Loans	48
Taking Advantage of a Business Opportunity That Rightfully Belongs To the Firm	48
Disclosure of a Direct or Indirect Interest in a Transaction	49
Corporate Property or Services	49
Use of TCW Stationery	49
Giving Advice to Clients	49

Confidentiality	51

Sanctions	52

Reporting Illegal or Suspicious Activity - “Whistleblower Policy”	53

Policy	53
Procedure	53

iii

Annual Compliance Certification	54

Glossary	55

iv

General Principles

The TCW Group, Inc. is the parent of several companies that provide investment advisory services. As used in this Code of Ethics or Code, the “Firm” refers to The TCW Group, Inc., TCW Advisors, and Trust Company of the West.

This Code is based on the principle that the officers, directors and employees of the Firm owe a fiduciary duty to the Firm’s clients. In consideration of this you must:

•	place the interests of the Firm’s clients before your own.

•	avoid actual or apparent conflicts of interest in conducting your personal investing.

•	never take inappropriate advantage of your position for personal benefit.

•	keep the financial and other confidential information of clients confidential.

•	comply with applicable securities laws and Firm policies, including this Code.

•	communicate with clients or prospective clients candidly.

•	exercise independent judgment when making investment decisions.

•	treat all clients fairly.

The Firm’s reputation is one of its most valuable assets. The actions of Access Persons should be consistent with maintaining that reputation.

If you are uncertain about whether a conflict exists between your interests and those of the Firm’s clients, you should consult the General Counsel or Chief Compliance Officer.

Violations of this Code constitute grounds for disciplinary actions, including dismissal.

1

Personal Investment Transactions

Overview

The first part of this policy restricts your personal investment activities to avoid actual or apparent conflicts of interest with investment activities on behalf of clients of the Firm. The second part addresses reporting requirements for personal investing. You must conduct your personal investment activities in compliance with these rules.

Any questions about this policy should be addressed to the Administrator of the Code of Ethics at extension 0467 or ace@tcw.com.

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1. Personal Investment Restrictions

Who Must Comply: Access Person/Covered Person

Generally, each employee, officer or management director of the Firm is an Access Person.

A consultant, temporary employee or other individual may be designated as an Access Person, depending on factors including that person’s duties and access to information.

For each Access Person, the members of their “Immediate Family” (including spouse, relative or significant other residing with the Access Person) is a “Covered Person.”

Every Covered Person should be familiar with the requirements of this policy. Contact the Administrator of the Code of Ethics to send each Covered Person a copy of this policy or to have them attend a Code orientation.

Covered Transactions/Covered Accounts

This policy covers investment activities (“Covered Transactions”) (i) by any Access Person or Covered Person, and (ii) in any account in which any Access Person has a “beneficial interest”. Any account through which a Covered Transaction is made is a “Covered Account.”

An Access Person has a “beneficial interest” in an account if that Access Person:

•	has benefits substantially equivalent to owning the Securities or the account,

•	can obtain ownership of the Securities in the account within 60 days, or

•	can vote or dispose of the Securities in the account.

Examples include a relative’s brokerage account for which the Access Person can effect trades, or an estate for which the Access Person makes investment decisions as executor.

Violations of this policy by your Immediate Family members or by any persons in an account in which you have a beneficial interest will be treated as violations by you.

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Policy Governing Covered Transactions

Generally, all trading by Covered Persons requires pre-clearance. Exempt transactions and exempt securities are listed below.

4

Pre-clearance Process

Outside Fiduciary Accounts require special procedures. Contact the Administrator of the Code of Ethics.

For marketable securities and Private Placement pre-clearance, log on to StarCompliance and file the required form at http://tcw.starcompliance.com. The instructions for filing a PAT Form and Private Placement Form are available on myTCW.

Requests submitted before 12:00 noon Los Angeles time (3:00 pm New York Time) are usually processed same-day. Pre-clearance expires on 1:00 p.m. Los Angeles time (4:00 p.m. New York time) on the next business day after it is received. You must either obtain a new pre-clearance or cancel any unexecuted portion of the transaction that is not completed before your pre-clearance expires. Limit orders must be structured to comply with the pre-clearance time limits, or additional pre-clearance is required to complete any portion of a limit order transaction after the original pre-clearance expires.

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Prohibited Transactions

Pre-clearance is required for most investment activities, but the following activities are prohibited, and pre-clearance will generally not be available. Except as otherwise noted, these trading restrictions do not apply to Outside Fiduciary Accounts.

Prohibited Transaction	Exceptions/Limitations	Consequences/Comments

Transacting in a Security that the Firm is trading for its clients	Exception: Permitted once the Firm’s trading is completed or cancelled	Portfolio managers may accumulate a position in a particular security over a period of time. During such accumulation period, permission to trade in such a security will generally not be granted.

Transacting in a security that the Access Person knows is under active consideration for trading by the Firm for its Clients

Uncovered short sale

Writing an uncovered option

Acquiring any Security in an IPO	Exception: Permitted if the Security is an Exempt Security. See chart below.

Acquiring an interest in a 3rd party registered investment company advised or sub-advised by the Firm		Comment: see Prohibited Third-Party Registered Investment Companies for a list.

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Additional Restrictions for Certain Investment Professionals

In addition to the foregoing prohibited transactions, the following are prohibited for the Investment Personnel indicated below.

Prohibited Transaction	Applies to		Consequences/Comments

Profiting from the purchase and sale, or sale and purchase, of the same (or equivalent) Securities within 60 calendar days by any of the following Access Persons described under “Applies to” who provide services for registered investment companies	•	Portfolio Managers	Transactions will be matched using a LIFO system. All profits of prohibited trades are subject to disgorgement Exceptions:
	•	Securities Analysts
	•	Securities Traders who provide information or advice to a portfolio manager
	•	members of Investment Control	•	Exempt Securities
			•	ETF’s pre-approved through StarCompliance

Purchasing or selling a Security in the 5 business days BEFORE that Security is bought or sold on behalf of a Firm client, in any	Prohibited only for portfolio managers for the client account in which the Security is transacted.		•	All prohibited transactions must be reversed; and
			•	all profits are subject to disgorgement.
• Covered Account, or
• Outside Fiduciary Account

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Purchasing a Security in the 5 business days after that Security is sold on behalf of a Firm client, or selling a Security in the 5 business days AFTER that Security is purchased on behalf of a Firm client, in any		Prohibited only for portfolio managers for the client account in which the security is transacted.	•	All prohibited transactions must be reversed; and
			•	all profits are subject to disgorgement.

•	Covered Account, or

•	Outside Fiduciary Account

Purchasing or selling any Security in the 5 business days AFTER a TCW-advised or sub-advised registered investment company buys or sells the Security, in any		Prohibited only for a portfolio manager managing funds for the registered investment company	•	All prohibited transactions must be reversed; and
			•	all profits are subject to disgorgement.
•	Covered Account, or
•	Outside Fiduciary Account

Exceptions: Exempt Securities and Exempt Transactions

Pre-clearance is generally not required for Exempt Transactions, or transactions in Exempt Securities. The following tables identify Exempt Securities and Exempt Transactions, and summarizes any pre-clearance and reporting requirements that do apply.

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Types of Exempt Securities	Pre-clearance Required?	Reporting Required?	Limitations/Comments

U.S. Government Securities (including agency obligations)	No	No

Investment-grade rated Securities issued by any State, Commonwealth or territory of the United States, or any political subdivision or taxing authority thereof	No	No

Bank certificates of deposit or time deposits	No	No

Bankers’ Acceptances.	No	No

Investment grade debt instruments with a term of 13 months or less, including commercial paper, fixed-rate notes, repurchase agreements, and municipal bonds.	No	No additional reporting if transacted through a linked account with a Linked Broker, or a broker supplying copies of statements.	Ask the appropriate product attorney in the Legal Department for clarification if any questions.

Shares in money market mutual funds or a fund that appears on the exempt list.	No	No

Shares in open-end investment companies not advised or sub-advised by the Firm.	No	No	See Prohibited Third-Party Registered Investment Companies

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Shares of unit investment trusts that are invested exclusively in mutual funds not advised by the Firm.	No	No

Stock index futures, futures on U.S. Government Securities, Eurodollar futures contracts, and non-financial commodities	No	No additional reporting if transacted through a linked account with a Linked Broker, or a broker supplying copies of statements.

Municipal bonds traded in the market	No	No additional reporting if transacted through a linked account with a Linked Broker, or a broker supplying copies of statements.	No

Trades in Non-Discretionary Accounts which you, your spouse, your domestic partner, or your significant other established.	No	Opening of the account must be reported, with evidence that it is non-discretionary. No reporting of trades required.

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Securities purchased or sold through an Auto-Trade	No	No additional reporting if transacted through a linked account with a Linked Broker, or broker supplying copies of statements.

Security purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its securities, to the extent that such rights were acquired from such issuer, and sales of such rights were so acquired.	No	No additional reporting if purchased through a Linked Account with a Linked Broker, or broker supplying copies of statements.

Interests in Firm-sponsored limited partnerships or other Firm -sponsored private placements.	No, unless a transfer.	Yes

Securities acquired in connection with the exercise of an option.	No, unless cash is received in connection with exercise of the option	Yes, securities received must be reported.

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Stock options issued by Société Générale S.A. to TCW employees	No	No additional reporting if transacted through a linked account with a Linked Broker, or a broker supplying copies of statements.

Rule 10b5-1 Plans	Prior approval required to enter plan. Transactions pursuant to an approved plan will not require pre-clearance.	Yes

Direct Purchase Plans	Prior approval required to enter plan. Transactions pursuant to an approved plan will not require pre-clearance.	Yes

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Exempt Transactions		Pre-clearance Required?	Reporting Required?	Limitations/Comments

De Minimus Transactions:				These exceptions do not apply to trades in:

• •	equity market transactions, including ETFs, for up to 200 shares per trade. bond market transactions of up to $25,000 market value per trade.	Yes	Yes	• • • •

IPOs,

Private Placements,

other Limited Offerings (other than those sponsored by the Firm),

Securities otherwise subject to any trading restriction, either Firm-wide or applicable to the Access Person.

Transfers of interests in Firm- sponsored Private Placements that are		No	No

•	Estate planning transfers

•	Court-ordered transfers

Purchases or sales of a MetWest or TCW Fund in a Firm Account		No	No	Compliance with frequent trading rules required

Purchases or sales of a MetWest or TCW Fund in a non-Firm Account		No	No	Compliance with frequent trading rules required

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Transacting in Securities if the Firm acts as an adviser or distributor for the investment, offered in:	No	Yes

• A hedge fund;

• Private Placement; or

• Other Limited Offerings

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Exemptive Relief

To seek approval for a Code of Ethics exemption, contact the Administrator of the Code of Ethics. The Administrator of the Code of Ethics will require a written statement indicating the basis for the requested approval, and coordinate obtaining the approval of the Approving Officers. The Approving Officers shall meet or otherwise exchange views (by email or otherwise) on an ad hoc basis upon written request by an Access Person that states the basis for any requested approval or exemption. The Approving Officers may, under appropriate circumstances, approve requests for an individual, a group or a class. The Approving Officers have no obligation to grant any requested approval or exemption.

The Approving Officers also may, under appropriate circumstances, grant exemption from Access Person status to any person.

2. Personal Investment Reporting

TCW receives automated feeds from many major brokers (“Linked Brokers”). If your broker is not a Linked Broker, you must ensure that TCW receives duplicate broker statements. In addition, Access Persons must timely file all reports for all transactions as provided in the tables below. Transactions that must be reported include opening, closing or changing Covered Accounts. Corporate actions such as mergers, purchases and sales, spin-offs, stock splits, stock-on-stock dividends and like activities must also be reported unless made through an account with a Linked Broker.

All reports are filed online through the internet at http://tcw.starcompliance.com.

If you will not be able to access the Internet to file a report on time, contact the Administrator of the Code of Ethics prior to the filing due date.

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Reporting on Opening, Changing or Closing a Covered Account

Brokerage Accounts. You must use the StarCompliance, http://tcw.starcompliance.com, system to enter information about each Covered Account:

Activity		Comments	Exceptions

• •	Upon becoming an Access Person Upon opening a new Covered Account while you are an Access Person	The Administrator of the Code of Ethics can inform you if you broker is a Linked Broker, and set up your account for automated feed. If your broker is not a Linked Broker, the Administrator of the Code of Ethics can assist you with a release letter (“407 letter”) to allow TCW to receive duplicate statements.	You are not required to report or enter information for: • Outside Fiduciary Accounts • Accounts that hold only third party mutual funds

•	Upon closing, or making any change to, a Covered Account while you are an Access Person	Update StarCompliance	N/A

•	Separate Accounts. You must obtain pre-clearance from your group head and the Approving Officers to open a personal separately managed account at the Firm.

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Holdings Reports

These reports are available on http://tcw.starcompliance.com.

Report Name	When Due	Additional Requirements

Initial Holdings Report	Within 10 days after becoming an Access Person

Include all securities except Exempt Securities (see chart above) and securities in Non-Discretionary Accounts.

Include all Covered Accounts. Holdings must be current no earlier than 45 days before you became an Access Person

Quarterly Reports	By each January 10, April 10, July 10 and October 10	Must be filed even if there were no transactions during the period.

Annual Holdings Report	By January 31 of each year	Same as Initial report, except that holdings must be current as of December 31 of the prior year.

Annual Compliance Certification	By January 31 of each year

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Policy Statement on Insider Trading

Members of the Firm occasionally come into possession of material, non-public information or “inside information”. Various laws, court decisions, and general ethical standards impose duties with respect to the use of this inside information.

The SEC rules provide that any purchase or sale of a security while “having awareness” of inside information is illegal regardless of whether the information was a motivating factor in making a trade.

Courts may attribute one employee’s knowledge of inside information to other employees that trade in the affected security, even if no actual communication of this knowledge occurred. Thus, by buying or selling a particular Security in the normal course of business, Firm personnel other than those with actual knowledge of inside information could inadvertently subject the Firm to liability.

The risks in this area can be significantly reduced through the use of a combination of trading restrictions and information barriers designed to confine material non-public information to a given individual, group or department (see defined term “Ethical Walls”).

See the Reference Table below if you have any questions on this Policy or who to consult in certain situations.

TCW Policy on Insider Trading

Trading Prohibition

•

No Access Person of the Firm, either for themselves or on behalf of clients or others, may buy or sell a security (i.e., stock, bonds, convertibles, options, warrants or derivatives tied to a company’s securities) while in possession of material, non-public information about the company (except in limited circumstances discussed below).

•	This applies in the case of both publicly traded and private companies.

•

This means that you may not buy or sell such securities for yourself or anyone, including your spouse, domestic partner, relative, friend, or client and you may not recommend that anyone else buy or sell a security of a company on the basis of inside information regarding that company.

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If you believe you have received oral or written material, non-public information, you should not discuss the information with anyone except the product attorney in the Legal Department, the General Counsel, or the Chief Compliance Officer who will determine whether the information is of a nature requiring restrictions on use and dissemination and when any restrictions should be lifted.

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Communication Prohibition

No Access Person may communicate material, non-public information to others who have no official need to know. This is known as “tipping,” which also is a violation of the insider trading laws, even if you as the “tipper” did not personally benefit. Therefore, you should not discuss such information acquired on the job with your spouse, domestic partner or with friends, relatives, clients, or anyone else inside or outside of the Firm except on a need-to-know basis relative to your duties at the Firm.

Remember that TCW Funds and TSI are publicly traded entities and you may be privy to material non-public information regarding those entities. Communicating such information in violation of the Firm’s policies is illegal.

The prohibition on sharing material, non-public information extends to affiliates such as Buchanan Partners and Carlyle entities.

What Is Material Information?

Information (whether positive or negative) is material:

•	When a reasonable investor would consider it important in making an investment decision or

•	When it could reasonably be expected to have an effect on the price of a company’s securities.

Some examples of Material Information are:

•	Earnings results, changes in previously released earnings estimates, liquidity problems, dividend changes,

•	Projections, major capital investment plans

•	Significant merger, tender offers, rights offerings, spin-off, joint venture, stock buy backs, stock splits or acquisition proposals or agreements,

•	New product releases or schedule changes,

•	Significant accounting changes, credit rating changes, write-offs or charges,

•	Major technological discoveries, breakthroughs or failures,

•	Major contract awards or cancellations,

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•	Governmental investigations, major litigation or disposition of litigation; or

•	Extraordinary management developments or changes.

Because no clear or “bright line” definition of what is material exists, assessments sometimes require a fact-specific inquiry. If you have questions about whether information is material, direct the questions to your product attorney, the General Counsel or the Chief Compliance Officer.

What Is Non-Public Information?

Non-public information is information that:

•	Has not been disseminated broadly to investors in the marketplace;

•

Has not become available to the general public through a public filing with the SEC or some other governmental agency, the Dow Jones “tape,” a press release, Bloomberg, release by Standard & Poor’s or Reuters, or publication in the Wall Street Journal or other generally circulated publication.

Examples Of How TCW Personnel Could Obtain Inside Information And What You Should Do In These Cases?

Examples of how a person could come into possession of inside information include:

Board of Directors’ Seats or Observation Rights

•	Most public companies have restrictions on trading by Board members except during trading window periods.

•

Anyone who wishes to serve on a Board of Directors or as a Board Observer must seek pre-approval and complete the Report on Outside Directorships and Officerships that is posted on the myTCW intranet and submit it to the Administrator of the Code of Ethics who will coordinate the approval process.

•

If approval is granted, the Administrator of the Code of Ethics will notify the Legal Department so that the appropriate Ethical Wall and/or restricted securities listing can be made. See “Outside Activities Service as a Director”.

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Portfolio Managers:

•	Sitting on Boards of public companies in connection with an equity or fixed income position that they manage; or

•	Having an intent to control or work with others to attempt to influence or control a company should be mindful of:

•	SEC filing obligations under Section 16 of the Exchange Act

•	“Short swing profits” restrictions and penalties related to purchases and sales of shares held in client accounts within a 6-month period.

The product attorney should be consulted in these situations, and outside counsel should be involved as necessary.

Deal-Specific Information

Employees may receive inside information for legitimate purposes such as:

•	In the context of a direct investment, secondary transaction or participation in a transaction for a client account

•	In the context of forming a confidential relationship

•	Receiving “private” information through on-line services such as Intralinks.

This “deal-specific information” may be used by the department to which it was given for the purpose for which it was given. This type of situation typically arises in:

•	mezzanine financings,

•	loan participations, bank debt financings,

•	venture capital financing,

•	purchases of distressed securities,

•	oil and gas investments and

•	purchases of substantial blocks of stock from insiders.

It should be assumed that inside information is transmitted whenever:

•	A confidentiality agreement is entered into;

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•	An oral agreement is made or an expectation exists that you will maintain the information as confidential; or

•

There is a pattern or practice of sharing confidences so that the recipient knows or reasonably should know that the provider expects the information to be kept confidential, such pattern or practice is sufficient to form a confidential relationship.

There is a presumed duty of trust and confidence when a person receives material non-public information from his or her spouse, parent, child, or sibling.

Remember that even if the transaction for which the deal-specific information is received involves securities that are not publicly traded, the issuer may have other classes of traded securities, and the receipt of inside information can affect the ability of other product groups at the Firm to trade in those securities.

If you are to receive any deal-specific information or material, non-public information on a company (whether domestic or foreign), contact the product attorney in the Legal Department for your area, who then will implement the appropriate Ethical Wall and trading procedures.

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Creditors’ Committees

Members of the Firm may be asked to participate on a Creditors’ Committee which is given access to inside information. Since this could affect the Firm’s ability to trade in securities in the company, before agreeing to sit on any official Creditors’ Committee, contact the Administrator of the Code of Ethics who will obtain any necessary approvals and notify the Legal Department so that the appropriate Ethical Wall can be established and/or restricted securities listings can be made.

If you sit on an informal Creditors’ Committee, consult with the product attorney to confirm whether the committee could receive material non-public information from an issuer that would impose restrictions or the need for an Ethical Wall.

Information about TCW Products

Persons involved with the management of the Firm’s limited partnerships, trusts, and mutual funds could come into possession of inside information about those funds that is not generally known to their investors or the public. The following could be considered inside information:

•	Plans with respect to dividends, closing down a fund or changes in portfolio management personnel

•	Buying or selling securities in a Firm product with knowledge of an imminent change in dividends or

•	A large-scale buying or selling program or a sudden shift in allocation that was not generally known

Disclosing holdings of the TCW Funds or TSI on a selective basis could also be viewed as an improper disclosure of non-public information and should not be done. The Firm currently discloses holdings of the TCW Funds or TSI on a monthly basis beginning on the 15th calendar day following the end of that month (or, if not a business day, the next business day thereafter). Disclosure of these funds’ holdings at other times requires special confidentiality procedures and must be precleared with the product attorney See the Marketing and Communications Policy for further information concerning portfolio holdings disclosure.

In the event of inadvertent or unintentional disclosure of material non-public information, the person making the disclosure should immediately contact the product attorney or General Counsel . Department Heads for each product area, the head of mutual funds

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for the Firm, and the product attorney in the Legal Department should notify the Administrator of the Code of Ethics of this type of inside information so that appropriate restrictions can be put in place.

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Contacts with Public Companies

Contacts with public companies are an important part of the Firm’s research efforts coupled with publicly available information. Difficult legal issues arise when an employee becomes aware of material, non-public information through a company contact. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results, or if an investor-relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, the Firm must make a judgment regarding its further trading conduct.

If an issue arises in this area, a research analyst’s notes could become subject to scrutiny. Research analyst’s notes have become increasingly the target of plaintiffs’ attorneys in securities class actions.

The SEC has declared publicly that they will take strict action against what they see as “selective disclosures” by corporate insiders to securities analysts, even when the corporate insider was getting no personal benefit and was trying to correct market misinformation. Analysts and portfolio managers who have private discussions with management of a company should be clear about whether they desire to obtain inside information and become restricted or not receive such information.

If an analyst or portfolio manager receives what he or she believes is inside information and if you feel you received it in violation of a corporate insider’s fiduciary duty or for his or her personal benefit, you should not trade and should discuss the situation with your product attorney in the Legal Department, the General Counsel or the Chief Compliance Officer.

What Is The Effect Of Receiving Inside Information?

Any person actually receiving inside information is subject to the trading and communication prohibitions discussed above. However, restrictions may extend to other persons and departments within the company. In the event of receipt of inside information by an employee, the Firm generally will:

•

Establish an Ethical Wall around the individual or a select group or department, and/or place a “firm wide restriction” on securities in the affected company that would bar any purchases or sales of the securities by any department or person within the Firm, whether for a client or personal account unless there is specific approval from the Compliance or Legal Departments.

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In connection with the Ethical Wall protocol, those persons falling within the Ethical Wall would be subject to the trading prohibition and, except for need-to-know communications to others within the Ethical Wall, the communication prohibition discussed above. The breadth of the Ethical Wall and the persons included within it will be determined on a case-by-case basis. In these circumstances, the Ethical Wall procedures are designed to “isolate” the inside information and restrict access to it to an individual or select group to allow the remainder of the Firm not to be affected by it.

In any case where an Ethical Wall is imposed, the Ethical Wall procedures discussed below must be strictly observed. Each Group Head is responsible for ensuring that members of his or her group abide by these Ethical Wall procedures in every instance.

Does TCW Monitor Trading Activities?

Yes, the Compliance Department and Investment Control monitor through one or more of the following:

•	Conducts reviews of trading in public securities listed on the Restricted Securities List.

•	Surveys client account transactions that may violate laws against insider trading and, when necessary, investigates such trades

•	Conducts monitoring of the Ethical Walls.

•	Reviews personal securities trading to identify insider trading, other violations of the law or violations of the Firm’s policies.

Penalties and Enforcement by SEC and Private Litigants

Insider trading violations subject both the Firm and the individuals involved to severe civil and criminal penalties and could result in damaging the reputation of the Firm. Violations constitute grounds for disciplinary sanctions, including dismissal.

The SEC pursues all cases of insider trading regardless of size and parties involved. Penalties for violations are severe for both the individual and possibly his or her employer. These could include:

•	Paying three times the amount of all profits made (or losses avoided),

•	Fines of up to $1 million,

•	Jail up to 10 years, and

•	Civil lawsuits by shareholders of the company in question.

The regulators, the market and the Firm view violations seriously.

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What You Should Do If You Have Questions About Inside Information?

Topic		You Should Contact:*

If you have a question about:		The product attorney, General Counsel or Chief Compliance Officer.
•	The Insider Trading Policy in general

•	Whether information is “material” or “non-public”

•	Whether you have received material non-public information about a public company

•	Obtaining deal-specific information (pre-clearance is required)

•	Sitting on a Creditors’ Committee (preapproval is required)

•	Need to have an Ethical Wall established

•	Terminating an Ethical Wall

•	Section 13/16 issues

•	Who is “within” or “outside” an Ethical Wall

If you have a question about whether you have received inside information on a Firm commingled fund (e.g. partnerships, trusts, mutual funds)	Department Head for product area or for mutual funds or such group’s product attorney (who will coordinate as necessary with the Administrator of the Code of Ethics

If you:		Administrator of the Code of Ethics

•	Wish to take a Board of Directors seat, serve as an alternate on a Board or sit on a Creditors Committee (Pre-approval is required)

•	Have questions about the securities listed on the Restricted Securities List

•	Want permission to buy or sell a security listed on the Restricted Securities List

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In the event of inadvertent or non-intentional disclosure of mutual non-public information	Product attorney or General Counsel who will notify the Chief Compliance Officer because the Firm may be required to make prompt disclosure.

*	References in this Policy to the General Counsel and Chief Compliance Officer include persons who they have authorized in their respective departments to handle matters under this Policy.

Ethical Wall Procedures

The SEC has long recognized that procedures designed to isolate inside information to specific individuals or groups can be a legitimate means of curtailing attribution of knowledge of such inside information to an entire company. These types of procedures are known as Ethical Wall procedures. In those situations where the Firm believes inside information can be isolated, the following Ethical Wall procedures would apply. These Ethical Wall procedures are designed to “quarantine” or “isolate” the individuals or select group of persons with the inside information within the Ethical Wall.

Identification of the Walled-In Individual or Group

The persons subject to the Ethical Wall will be identified by name or group designation. If the Ethical Wall procedures are applicable simply because of someone serving on a Board of Directors of a public company in a personal capacity, the Ethical Wall likely will apply exclusively to that individual, although in certain circumstances expanding the wall may be appropriate. When the information is received as a result of being on a Creditors’ Committee, serving on a Board in a capacity related to the Firm’s investment activities, or receiving deal-specific information, the walled-in group generally will refer to the group associated with the deal and, in some cases, related groups or groups that are highly interactive with that group. Determination of the breadth of the Ethical Wall is fact-specific and must be made by the product attorney, the General Counsel, or the Chief Compliance Officer. Therefore, as noted above, advising them if you come into possession of material, non-public information is important.

Isolation of Information

Fundamental to the concept of an Ethical Wall is that the inside information be effectively quarantined to the walled-in group. The two basic procedures that must be followed to accomplish this are as follows: restrictions on communications and restrictions on access to information.

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Restrictions on Communications

Communications regarding the inside information of the subject company should only be held with persons within the walled-in group on a need-to-know basis or with the General Counsel, the product attorney in the Legal Department or Chief Compliance Officer. Communications should be discreet and should not be held in the halls, in the lunchroom or on cellular phones. In some cases using code names for the subject company as a precautionary measure may be appropriate.

If persons outside of the group are aware of your access to information and ask you about the target company, they should be told simply that you are not at liberty to discuss it. On occasion, discussing the matter with someone at the Firm outside of the group may be desirable. However, no such communications should be held without first receiving the prior clearance of the General Counsel, the product attorney, or the Chief Compliance Officer. In such case, the person outside of the group and possibly his or her entire department, thereby will be designated as “inside the wall” and will be subject to all Ethical Wall restrictions in this policy.

Restrictions on Access to Information

The files, computer files and offices where confidential information is physically stored generally should be made inaccessible to persons not within the walled-in group.

Trading Activities by Persons within the Wall

Persons within the Ethical Wall are prohibited from buying or selling securities in the subject company, whether on behalf of the Firm or clients or in personal transactions except:

•

Where the affected persons have received deal-specific information, the persons are permitted to use the information to consummate the deal for which deal-specific information was given (Note that if the transaction is a secondary trade (vs. a direct company issuance), the product attorney should be consulted to determine any disclosure obligations to the counterparty, and

•	In connection with a client directed liquidation of an account in full provided that no confidential

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information has been shared with the client. The liquidating portfolio manager should confirm to the Administrator of the Code of Ethics in connection with such liquidation that no confidential information was shared with the client.

Termination of Ethical Wall Procedures

When the information that is the subject of the Ethical Wall has been publicly disseminated, a confidentiality agreement expires and information is no longer being provided or if the information has become stale, the person who contacted the Legal or Compliance Department to have the Ethical Wall established must notify the Legal Department as to whether the Ethical Wall can be terminated. This is particularly true if the information was received in an isolated circumstance such as an inadvertent disclosure to an analyst or receipt of deal-specific information.

Persons who by reason of an ongoing relationship or position with the company are exposed more frequently to the receipt of such information (e.g., being a member of the Board of Directors or on a Creditors’ Committee) would be subject ordinarily to the Ethical Wall procedures on a continuing basis and may be permitted to trade only during certain “window periods” when the company permits such “access” persons to trade.

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Certain Operational Procedures

The following are certain operational procedures that will be followed to ensure communication of insider trading policies to Firm employees and enforcement thereof by the Firm.

Maintenance of Restricted List

The Restricted Securities List is updated as needed by the Administrator of the Code of Ethics, who distributes it as necessary. In some cases, the list may note a partial restriction (e.g. restricted as to purchase, restricted as to sale, or restricted as to a particular group or person). The Administrator of the Code of Ethics updates an annotated copy of the list and maintains the history of each item that has been deleted. This annotated Restricted Securities List is available to the General Counsel and the Chief Compliance Officer, as well as any additional persons, which either of them may approve.

The Restricted Securities List restricts issuers (i.e., companies) and not just specific securities issued by the issuer. The list of ticker symbols on the Restricted Securities List 2 should not be considered the complete list – the key is that you are restricted as to the company or a derivative that is tied to the company. This is of particular importance to the strategies which may invest in securities listed on foreign exchanges.

The Restricted Securities List must be checked before each trade. If an order is not completed on one day, then the open order should be checked against the Restricted Securities List every day it is open beyond the approved period that was given (e.g., the waiver you received was for a specific period, such as one day).

The Restricted Securities List includes securities for foreign and domestic public reporting companies where Firm personnel (i) serve as directors, board observers, officers, or members of official creditors’ committee (ii) have material, non-public information or (iii) have an agreement or arrangement to maintain information as confidential.

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Exemptions

Once an issuer is placed on the Restricted Securities List, any purchase or sale specified on the list (whether a personal trade or on behalf of a client account) must be cleared with the Administrator of the Code of Ethics (or another member of the Compliance Department who will consult with, as appropriate, an attorney in the Legal Department, General Counsel, or Chief Compliance Officer). In certain circumstances where a group continuously receives material non-public information as part of its strategy, a global Ethical Wall will be imposed on the department in lieu of placing all of the issuers for which it has information on the Restricted Securities List.

Consent to Service on Board of Directors and Creditors’ Committees

To monitor situations where inside information may become available by reason of a Board position, employees are required to obtain consent for accepting positions on non-Firm Boards of Directors whether as part of Firm duties or in a personal capacity. Similarly, consent is required for employees to sit on Creditors’ Committees, and employees should contact the Administrator of the Code of Ethics.

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Gifts, Entertainment, Payments & Preferential Treatment

Gifts or Entertainment may create an actual or apparent conflict of interest, which could affect (or appear to affect) an employee’s independence of judgment for the Firm’s clients or the Firm. Therefore, the Firm’s policy limits Gifts and Entertainment. The Firm’s policy also requires certain pre-approvals and reporting.

Gifts And Entertainment Received By Employees

Gifts

You should not accept Gifts that are of excessive value (generally, $100 or more) or inappropriate under the circumstances

Entertainment

If the host of an event is personally present at the event, the event will be considered Entertainment; otherwise, it would be considered a Gift. You should not accept any invitation for Entertainment that is excessive or inappropriate under the circumstances. No absolute rules exist, so good judgment must be exercised, considering the context, circumstances, and frequency. For example, approval might be required for an out-of-town sporting event, but not for a business conference in the same venue. For specifics, see “Approvals” below.

Approvals

Below is a summary of instances where approval is and is not required. If in doubt whether to accept a Gift or Entertainment, contact the Administrator of the Code of Ethics . For approval, contact the Administrator of the Code of Ethics to coordinate the approval process.

Type of Gift/Entertainment Received	Approval Required?

Cash Gifts	Prohibited

Solicitation by employee of Gifts from clients, suppliers, brokers, business partners, or potential business partners	Prohibited

Appropriate Gifts with value of $100 or less	No Approval Required

Approval Required

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Gifts believed to have a value in excess of $100, that seem appropriate under the circumstances

Approval Required

Entertainment that may not be more usual or customary that seems appropriate under the circumstances	No Approval Required

Out-of-town accommodations for business conference paid by sponsor on same basis as other attendees

Other out-of-town travel expenses	Approval Required

Gifts given to a wide group of recipients (e.g. closing dinner Gifts, holiday Gifts)	No Approval Required

Gifts received from the same donor more than twice in a calendar year	Approval Required

Entertainment on a personal basis, involving a small group of people, more than twice in one calendar year	Approval Required

If a Gift is over $100 and is not approved as being otherwise appropriate, you should (i) reject the Gift, (ii) give the Gift to the Administrator of the Code of Ethics who will return it to the person giving the Gift (you may include a cover note), or (iii) if returning the Gift could damage friendly relations between a third-party and the Firm, give it to the Administrator of the Code of Ethics who will donate it to charity.

Gifts And Entertainment Given By Employees

Any Gifts given by employees should be appropriate under the circumstances, meet the standards of ethical business conduct, not be excessive in value (generally, not more than $100) and involve no element of concealment.

Entertainment that is reasonable and appropriate for the circumstances is an accepted practice to the extent that there is a valid business purpose for the Entertainment.

Note that for public pension plans, and in some cases other clients, Entertainment or Gifts may have to be disclosed by the

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Firm in response to client questionnaires and may reflect unfavorably on the Firm in obtaining business. Receipt of Gifts may even lead to disqualification. Therefore, discretion and restraint is advised. You must be prepared to report any such Gifts or Entertainment if the question arises.

Type of Gift/Entertainment To Be Given	Approval Required?

Cash Gifts	Prohibited

Appropriate Gifts under $100	No Approval Required

Entertainment that is appropriate and has a valid business purpose	No approval required subject to budget

Gifts in excess of $100 that seem appropriate under the circumstances	Approval Required

Entertainment that may not be usual or customary that seems appropriate under the circumstances	Approval Required

Charitable Gifts given on behalf of the Firm	Approval Required and an additional charitable request form must be completed.

Gifts by TFD Registered Persons aggregating less than $100 per year	No approval required, but must maintain log showing: • Name of recipient(s) • Dates of Gift(s) • Value of Gift(s)

Gifts by TFD Registered Persons aggregating more than $100 per year that do not relate to the business of the recipient’s employer	Approval required, and must maintain log showing: • Name of recipient(s) • Dates of Gift(s) • Value of Gift(s)

Gifts by TFD Registered Persons aggregating more than $100 per year that do relate to the business of the recipient’s employer	Prohibited

Gifts to Unions or Union Officers	An LM Information Report is required to be completed, approved by an officer and submitted to the Firm’s Controller or the Controller’s designee for

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each occurrence. The Controller or designee will provide a copy to the Administrator of the Code of Ethics.

Gifts to Foreign Officials	Approval Required See Portfolio Management Policy

Gifts to Foreign Officials intended to improperly influence the Foreign Official or induce the Foreign Official to obtain or retain business for the Firm	Prohibited See Portfolio Management Policy

Gifts to Political Officials or Candidates for Political Office	Approval Required See Political Activities & Contributions

Certain officers of the TCW Funds are subject to the Sarbanes-Oxley Act Code of Ethics as set forth in the Registered Investment Company Policies. For each such officer, to the extent any provisions of the Sarbanes-Oxley Act Code of Ethics and this Code of Ethics conflict, the provisions in the Sarbanes-Oxley Act Code of Ethics will control.

Additionally, if you are for any reason subject to a client’s code of ethics, abide by it. Examples include state and local governments and their pension plans.

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Outside Activities

Outside Employment

The Firm discourages employees from holding outside paid employment, including consulting. In addition, an employee may not engage in outside employment that:

•	interferes, competes, or conflicts with the interests of the Firm.

•	Employment in the securities brokerage industry is prohibited.

•

Employees must abstain from negotiating, approving, or voting on any transaction between the Firm and any outside organization with which they are affiliated, except in the ordinary course of providing services for the Firm and on a fully disclosed basis.

•	encroaches on normal working time or otherwise impairs performance,

•	implies Firm sponsorship or support of an outside organization, or

•	adversely reflects directly or indirectly on the Firm.

For outside paid employment that is not prohibited, you must obtain the Firm’s prior approval as provided below. The decision will be sent to the Human Resources Department with a copy to the Administrator of the Code of Ethics. An approval may be withdrawn at any time for any reason.

Service as Director

Except as provided below, an officer, portfolio manager, investment analyst, or securities trader must obtain the prior approval as provided below to serve as a director or in a similar capacity of any non-Firm company or institution. An approval may be subject to procedures to safeguard against conflicts of interest.

You do not need approval to serve on the Board of a private family corporation for your family or any charitable, professional, civic, or nonprofit entities that is not a client of the Firm and that has no business relation with the Firm. You must, however, get approval later if the entity expects to engage in business with the Firm or to become a client.

All officers are required to complete the Report on Outside Directorships and Officerships annually.

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Fiduciary Appointments

Except as provided below, no Firm employee may accept appointment as:

•	executor, trustee, guardian, conservator, general partner, or other fiduciary, or

•	as a consultant in connection with fiduciary or active money management,

without prior approval as provided below. This policy does not apply to appointments involving personal estates or service on the Board of a charitable, civic, or nonprofit company if the employee does not act as an investment adviser for the entity’s assets.

If the Firm grants you approval, it may classify the appointment as an Outside Fiduciary Account. Securities traded by you as a fiduciary will be subject to the Personal Investment Transactions Policy.

Compensation, Consulting Fees and Honorariums

If you have received approval for outside employment, to serve as a director or to accept a fiduciary appointment, you may retain compensation for such service including honorariums for publications, public speaking appearances, instruction courses at educational institutions, and similar activities except:

•	compensation received for service as a director or officers of an entity as part of your employment activities with the Firm; or

•	as otherwise provided by the terms of the approval.

Report the amount of this compensation, in writing, to the Chief Administrative Officer who will provide a record of the compensation to the Human Resources Department. Direct any questions about compensation you may retain to the Chief Administrative Officer.

Serving As Treasurer of Clubs, Houses of Worship, Lodges

An employee may act as treasurer of clubs, houses of worship, lodges, or similar organizations. Funds belonging to such organizations must not be commingled with the Firm’s funds.

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Obtaining Approval

Contact the Administrator of the Code of Ethics to seek any required approval of outside activities. The requirements for requests and the reviewing parties are described below:

Activity	Approving Parties

Outside Employment	• Department Head (or supervisor if you are a Department Head); and • Chief Administrative Officer	Your request should include: • Name of the business; • Type of business; • Type of work to be performed; and • The days and hours of work

Service as Director	• Department Head (or supervisor if you are a Department Head); and • Approving Officers	To seek approval, complete the Report on Outside Directorships and Officerships

Fiduciary Appointments	• Approving Officers

Political Activities & Contributions

Introduction

In the U.S., both federal and state laws impose restrictions on certain kinds of political contributions and activities. These laws apply not only to U.S. citizens, but also to foreign nationals and both U.S. and foreign corporations and other institutions. Accordingly, the Firm has adopted policies and procedures concerning political contributions and activities regarding federal, state, and local candidates, officials and political parties.

This policy applies to the Firm and all employees, and in some cases to affiliates, consultants, placement agents and solicitors working for the Firm. Failure to comply with these rules could result in civil or criminal penalties for the Firm and the individuals involved or loss of business for the Firm.

These policies are intended to comply with these laws and regulations and to avoid any appearance of impropriety. These policies are not intended to otherwise interfere with an individual’s right to participate in the political process.

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•	See the Special State Rules Section below for additional limits for the States of Connecticut and New Jersey.

•	If you have any questions about political contributions or activities, contact the General Counsel.

General Rules

All persons are prohibited from making or soliciting political contributions where the purpose is to assist the Firm in obtaining or retaining business.

No employee shall apply pressure, direct or implied, on any other employee that infringes upon an individual’s right to decide whether, to whom, in what capacity, or in what amount or extent, to engage in political activities.

•	All persons are prohibited from doing indirectly or through another person anything prohibited by these policies and procedures or to avoid a required review for approval.

Rules Governing Firm Contributions and Activities

Federal Elections

The Firm is prohibited from:

•	making or facilitating contributions to federal candidates from corporate treasury funds,

•

making or facilitating contributions or donations to federal political party committees and making donations to state and local political party committees if the committees use the funds for federal election activities,

•	using corporate facilities, resources, or employees for federal political activities other than for making corporate communications to its officers, directors, stockholders, and their families, and

•	making partisan communications to its “rank and file” employees or to the public at large.

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Contributions to State and Local Candidates and Committees

The limitations on corporate political contributions and activities vary significantly from state to state. All Firm employees must obtain pre-clearance from the General Counsel prior to:

•	using the Firm’s funds for any political contributions to state or local candidates, or

•	making any political contribution in the Firm’s name.

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Political Activities on Firm Premises and Using Firm Resources

Federal, State, and Local Elections

All employees are prohibited from:

•

causing TCW to incur expenses by using Firm resources for political activities, including the use of photocopier paper for political flyers, or Firm-provided refreshments at a political event. (some exceptions to this ban may apply; see On Premises Activities Relating to Federal Elections below), and

•

directing subordinates to participate in federal, state, and/or local fundraising or other political activities, except where those subordinates have voluntarily agreed to participate in such activities. Any employee considering the use of the services of a subordinate employee (whether or not in the same reporting line) for political activities must inform the subordinate that his or her participation is strictly voluntary and that he or she may decline to participate without the risk of retaliation or any adverse job action.

Federal law and Firm policy allow an individual to engage in limited personal, volunteer political activities on company premises on behalf of a federal candidate if:

•	the individual obtains approval before the activities occur. Contact the Administrator of the Code of Ethics to request approval.

•	the political activities are isolated and incidental (they may not exceed 1 hour per week or 4 hours per month),

•	the activities do not prevent the individual from completing normal work or interfere with the Firm’s normal activity,

•	the activities do not raise the overhead of the Firm (for example, result in phone charges, postage or delivery charges, use of Firm materials), and

•

the activities do not involve services performed by other employees (including secretaries, assistants, or other subordinates) unless the other employees voluntarily engage in the political activities.

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TCW follows the above policy for activities related to state and local elections.

Rules for Individuals

Responsibility for Personal Contribution Limits

Federal law and the laws of many states and localities establish contribution limits for individuals. Each employee is responsible for knowing and remaining within those limits.

Pre-Approval of all Political Contributions and Volunteer Activity

Each TCW and Buchanan Street employee, and their spouse, domestic partner and relative or significant other sharing the same house, must obtain approval before:

•

making or soliciting any Contribution to a current holder or candidate for a state, local or federal elected office , or a campaign committee, political party committee, other political committee or organization (example: Republican or Democratic Governors Association) or inaugural committee. A Contribution includes anything of value for given to or paid:

•	influence any election for federal, state or local office;

•	pay any debt incurred in connection with such election; or

•	pay transition or inaugural expenses incurred by the successful candidate for state or local office.

•	volunteering their services to a political campaign, political party committee, political action committee (“PAC”) or political organization.

Contact the Administrator of the Code of Ethics to seek prior approval of any proposed Contribution or volunteer political activity.

Access Persons are required to affirm after the end of each calendar quarter that they have reported all political contributions and volunteer services they, and each of their spouse, domestic partner and relative or significant other sharing the same house, have provided during the quarter.

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New Hires, Transfers and Promotions to Covered Associate Position

New hires, transfers and promotions to positions may not be made without the prior review of their political contributions and activities by Compliance. Human Resources will gather information on any new hire or on any employee being transferred or promoted. The information shall include information about the political contributions or activities of the new hire or employee’s spouses, domestic partners and relatives or significant others sharing the same house. Compliance can exempt individuals or categories of employees from this review.

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Confidentiality

REQUESTS FOR APPROVAL AND QUARTERLY REPORTS SHALL BE TREATED AS CONFIDENTIAL AND TO BE REVIEWED ONLY BY PERSONS WITH A “NEED TO KNOW”, REGULATORS AND AS OTHERWISE REQUIRED BY LAW.

Participation in Public Affairs

The Firm encourages its employees to support community activities and political processes. Normally, voluntary efforts take place outside of regular business hours. If voluntary efforts require corporate time, or you wish to accept an appointive office, or you run for elective office, contact the Administrator of the Code of Ethics who will coordinate review for approval by:

•	the head of your Department or your supervisor if you are head of your Department, and

•	the Chief Administrative Officer.

You must campaign on your own time. You may not use Firm property or services without proper reimbursement to the Firm.

Employees participating in political activities do so as individuals and not as representatives of the Firm. You may not:

•	use either the Firm’s name or its address in material you mail or fundraising, and

•	identify the Firm in any advertisements or literature, except as necessary biographical information.

Fundraising and Soliciting Political Contributions

Firm officers, directors or other personnel may not make political solicitations under the auspices of the Firm, unless authorized in writing by the General Counsel who will maintain a copy. Use of Firm letterhead is prohibited

Any solicitation or invitations to fundraisers by a Firm officer, director or other personnel on behalf of candidates, party committees or political committees must:

•	originate from the individual’s home address,

•	make clear that the solicitation is not sponsored by the Firm, and

•	make clear that the contribution is voluntary on the part of the person being solicited.

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SPECIAL STATE RULES

CONNECTICUT:

Directors, officers, and managerial or discretionary employees of the Firm who have direct, extensive, and substantive responsibilities with respect to the negotiation of contracts with the State of Connecticut or any state agency may not make political contributions to or request contributions, participate in fundraising, serve as a chair of a committee, or serve on a fund raising committee for:

•	candidates or exploratory committees for the offices of Governor, Lieutenant Governor, Attorney General, State Controller, Secretary of State, State Treasurer, State Senator, State Representative, and

•	any state party or political committee.

•	These prohibitions do not apply to activities related to local offices or local subdivisions.

NEW JERSEY:

Officers of the Firm and third-party solicitors may not:

•	make political contributions to New Jersey state or local officials, employees, or candidates for office, or

•	engage in any payment to a political party in New Jersey.

The New Jersey restrictions apply to New Jersey state and local elections, New Jersey state and local incumbents and candidates, and political parties and committees of any kind and at any level in New Jersey. They do not apply with regard to candidates for federal office.

These rules prohibit:

•	making or soliciting money or “in-kind” contributions,

•	funding, coordinating or reimbursing a contribution by someone else,

•	participating in fundraising activity, and

•

engaging in any other activity that is designed indirectly, including through the employee’s spouse or other family members, to accomplish otherwise prohibited political activity. Officers may not instruct or influence other employees to participate in these activities on their behalf.

An officer may make contributions to:

•	Candidates and incumbents for state and local elective office for whom the officer eligible to vote of $250 or less per official or candidate per election, or

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•	New Jersey political parties of $250 or less per party per year.

•	Support of Candidates, Initiatives, and Special Purpose Organizations Hostile to Defined Benefit Plans

•

The Firm considers the support of candidates, initiatives, or special purpose political action organizations that threaten or otherwise jeopardize the future of employer-sponsored or union-sponsored defined benefit plans that are intended to provide security to their members often to be against the interest of our client base. As such,

•	the Firm will not sponsor or contribute to such candidates, initiatives or special purpose political action organizations, and

•	employees of the Firm are urged to not sponsor or contribute to such candidates, initiatives, or special purpose political action organizations.

Other Employee Conduct

Personal Loans

You may not borrow from clients or from Firm vendors or service providers, except those who engage in lending in the usual course of their business and then only on terms offered to others in similar circumstances, without special treatment. This prohibition does not preclude borrowing from individuals related to you by blood or marriage.

Taking Advantage of a Business Opportunity That Rightfully Belongs To the Firm

Employees must not take for their own advantage a business opportunity that rightfully belongs to the Firm. Whenever the Firm has been actively soliciting a business opportunity, or the opportunity has been offered to it, or the Firm’s funds, facilities, or personnel have been used in pursuing the opportunity, that opportunity rightfully belongs to the Firm and not to employees who may be in a position to divert the opportunity for their own benefits.

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Examples of improperly taking advantage of a corporate opportunity include:

•	selling information to which an employee has access because of his/her position,

•	acquiring any property interest or right when the Firm is known to be interested in the property in question,

•	receiving a commission or fee on a transaction that would otherwise accrue to the Firm, and

•	diverting business or personnel from the Firm.

Disclosure of a Direct or Indirect Interest in a Transaction

If you or any family member have any interest in a transaction (whether on behalf of a client or the Firm), that interest must be disclosed, in writing, to the General Counsel or the Chief Compliance Officer to allow assessment of potential conflicts of interest.

•	You do not need to report any interest that is otherwise reported in accordance with the Personal Investment Transactions Policy.

•

Example of an interest that should be disclosed: conducting TCW business with a vendor or service provider who is related to you or for which your parent, spouse, or child is an officer should be disclosed.

Corporate Property or Services

You may not purchase or acquire corporate property or use of the services of other employees for personal purposes. For example, you may not use inside counsel for personal legal advice absent approval from the General Counsel or use of outside counsel for that advice at the Firm’s expense.

Use of TCW Stationery

You may not use corporate stationery for personal correspondence or other non-job-related purposes.

Giving Advice to Clients

The Firm cannot practice law or provide legal advice.

•	Avoid statements that might be interpreted as legal advice; and

•	Avoid giving clients advice on tax matters, the preparation of tax returns, or investment decisions,

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except as appropriate in the performance of a fiduciary or advisory responsibility, or as otherwise required in the ordinary course of your duties.

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Confidentiality

All information relating to past, current, and prospective clients is confidential and is not to be discussed with anyone outside the organization under any circumstance. All employees and on-site long term temporary employees and consultants will be required to sign and adhere to a Confidentiality Agreement. You should report violations of the Confidentiality Agreement to the Chief Compliance Officer.

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Sanctions

The Firm may impose such sanctions it deems appropriate upon discovering a violation of this Code, including, but not limited to, an oral or written reprimand, supplemental training, a reversal of a transaction and disgorgement of profits, demotion, and suspension or termination of employment.

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Reporting Illegal or Suspicious Activity - “Whistleblower Policy”

Policy

The Firm is committed to compliance with the law and its policies in all of its operations. The Firm’s s employees can provide early identification of significant issues that arise with compliance with policies and the law. The Firm’s policy is to create an environment in which its employees can report these issues in good faith without fear of reprisal.

The Firm’s practice is that all employees report activity that is illegal or does not comply with the Firm’s formal written policies and procedures (“Compliance Issues”), including this Code. Reports under this policy will not be anonymous, but will be held confidentially by the Firm except in limited circumstances.

The Firm expects the exercise of the Whistleblower Policy to be used responsibly. If an employee believes that a policy is not being followed because it is being overlooked, the normal first step should be to bring the issue to the attention of the party charged with the operation of the policy.

Procedure

In most cases, an employee should be able to resolve issues or concerns with their manager or, if appropriate, other management senior to their manager. However, this may fail or the employee may have legitimate reasons to choose not to notify management. In such cases, the Firm has established a system for employees to report Compliance Issues.

An employee who has a good faith belief that a Compliance Issue may occur or is occurring has a right to come forward and report under this policy. “Good faith” means that the employee believes that they are fully disclosing information that is truthful, but it does require that a reported concern is correct.

The report should be made to the Chief Compliance Officer and may be made via the whistleblower line at (213) 244-0055. The whistleblower line is only directly accessible by the Chief Compliance Officer. Reports may also be made directly to the Chief Compliance Officer or the General Counsel, by interview or in writing (including email). To make a report, identify yourself and explain the facts that have given rise to your concern.

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The Chief Compliance Officer and General Counsel will consult about the investigation as required. Depending on the nature of the matters covered by the report, an investigation may be conducted by an officer or manager, the Chief Compliance Officer, the General Counsel or an external party.

The Firm understands the importance of maintaining confidentiality of the reporting employee. The identity of the employee making the report will be kept confidential, except to the extent that disclosure may be required by law, a governmental agency, or self-regulatory organization, or as an essential part of completing the investigation. The employee making the report will be advised if confidentiality cannot be maintained.

The Chief Compliance Officer will follow up to assure that the investigation is completed, that any Compliance Issue is addressed, and that no acts of retribution or retaliation occur against the person reporting violations or cooperating in an investigation in good faith.

The Chief Compliance Officer or General Counsel will report to TCW’s Board of Directors the findings of any investigation they determine involved a significant Compliance Issue.

If an employee elects not to report suspected unlawful activity to the Firm, the employee may contact the California Office of the Attorney General’s whistleblower hotline at (800) 952-5225. The Attorney General refers calls received on its whistleblower hotline to an appropriate governmental authority for review and possible investigation.

Submitting a report that is known to be false is a violation of this Reporting of Illegal or Suspicious Activity Policy.

Annual Compliance Certification

The Firm will require all Access Persons and Firm directors to certify annually that

•	they have read and understand the terms of this Code

•	recognize the responsibilities and obligations incurred by their being subject to this Code, and

•	they are in compliance with the requirements of this Code including, but not limited to, the personal investment transactions policies contained in this Code.

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Glossary

A

Access Persons - Includes all of the Firm’s directors, officers, and employees, except directors who (i) do not devote substantially all working time to the activities of the Firm, and (ii) do not have access to information about the day-to-day investment activities of the Firm. A consultant, temporary employee, or other person may be considered an Access Person depending on various factors, including length of service, nature of duties, and access to Firm information.

Account - A separate account and/or a commingled fund (e.g., limited partnership, trust, mutual fund, REIT, and CBO/CDO/CLO).

Administrator of the Code of Ethics – Shall be a member of the Compliance Department, as designated by the Chief Compliance Officer.

Approving Officers - One of the Chief Administrative Officer or the Chief Risk Officer and one of the General Counsel or the Chief Compliance Officer.

Auto-Trades - Pre-instructed transactions that occur automatically following the instruction, such as dividend or distribution reinvestments, paycheck contributions, and periodic or automatic withdrawal programs.

B

Beneficial Interest – an interest of an Access Person in a security or account of another person under which they (i) can obtain benefits substantially equivalent to owning the security, (ii) can obtain ownership of the security immediately or within 60 days, or (iii) can vote or dispose of the security.

BNY Mellon - The Bank of New York Mellon, the entity to which the Firm has outsourced client accounting and related operations for Accounts other than the Firm’s proprietary mutual funds and wrap accounts.

C

CBO - Collateralized bond obligation.

CDO - Collateralized debt obligation. A security backed by a pool of bonds, loans, and other assets.

Chief Compliance Officer - The Chief Compliance Officer of TCW. For purposes of this policy, the term Chief Compliance Officer shall include persons authorized by the Chief Compliance Officer to handle certain matters under this Code of Ethics policy.

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CLO - Collateralized loan obligation.

Code of Ethics - This Code of Ethics.

Compliance Issue - activity that is illegal or does not comply with the Firm’s formal written policies and procedures

Contribution – includes anything of value given or paid to (i) influence any election for federal, state or local office, (ii) pay any debt incurred in connection with such election, or (iii) pay transition or inaugural expenses incurred by the successful candidate for state or local office.

Covered Account – Account of an Access Person or related Covered Person

Covered Person – Spouse, minor child, relative or significant other sharing a house with an Access Person, or any other person is the Access Person has a “beneficial interest” in the person’s accounts or securities.

Covered Transaction – a transaction in a Covered Account.

E

Entertainment - Generally means the attendance by you and your guests at a meal, sporting event, theater production, or comparable event where the expenses are paid by a business relation who invited you, and also might include payment of travel to, or accommodation expenses at, a conference or an out-of-town event.

ETF - Exchange Traded Fund. A fund that tracks an index but can be traded like a stock.

Ethical Walls or Informational Barriers - The conscientious use of a combination of trading restrictions and information barriers designed to confine material non-public information to a given individual, group, or department.

Exchange Act - Securities Exchange Act of 1934, as amended.

Exempt Securities - Only the Securities (or Securities obtained in transactions) described in the subsection Securities or Transactions Exempt from Personal Investment Transactions Policy.

F

Firm or TCW - The TCW Group of companies.

Foreign Official - Includes (i) government officials, (ii) political party leaders, (iii) candidates for office, (iv) employees of state-owned enterprises (such as state-

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owned banks or pension plans), and (v) relatives or agents of a Foreign Official if a payment is made to such relative or agent of a Foreign Official with the knowledge or intent that it ultimately would benefit the Foreign Official.

G

General Counsel - The General Counsel of TCW. For purposes of this policy, the term General Counsel shall include persons authorized by the General Counsel to handle certain matters under this Code of Ethics policy.

Gift - Anything of value received without paying its reasonable fair value (e.g., favors, credit, special discounts on goods or services, free services, loans of goods or money, tickets to sports or entertainment events, trips and hotel expenses). If something falls within the definition of Entertainment, it does not fall within the category of Gifts.

I

IPO - Initial public offering. An offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

Inside information - Material, non-public information.

Investment Personnel - Includes (i) any portfolio manager or securities analyst or securities trader who provides information or advice to a portfolio manager or who helps execute a portfolio manager’s decision, and (ii) a member of the Investment Control Department.

IRA - Individual Retirement Account.

L

Limited Offering - An offering that is exempt from registration under the Securities Act pursuant to Sections 4(2) or 4(6), or pursuant to Rules 504, 505, or 506 or under the Securities Act. Note that a CBO or CDO is considered a Limited Offering or Private Placement.

Linked Broker – A broker that provides account information by automatic feed to StarCompliance.

LM Information Report - Report required for reporting gifts or entertainment to labor unions or union officials.

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M

Material Information - Information that a reasonable investor would consider important in making an investment decision. Generally, this is information the disclosure of which could reasonably be expected to have an effect on the price of a company’s securities.

MetWest - Metropolitan West Asset Management, LLC, a U.S.-registered investment advisor and direct subsidiary of The TCW Group, Inc.

N

Non-Discretionary Accounts - Accounts for which the individual does not directly or indirectly make or influence the investment decisions.

O

Outside Fiduciary Accounts - Certain fiduciary accounts outside of the Firm for which an individual has received the Firm’s approval to act as fiduciary and that the Firm has determined qualify to be treated as Outside Fiduciary Accounts under this Code of Ethics.

P

PAT – Pre-Authorization to Trade that can be found at http://tcw.starcompliance.com.

Private Placements - An offering that is exempt from registration under the Securities Act pursuant to Sections 4(2) or 4(6), or pursuant to Rules 504, 505, or 506 or under the Securities Act. Note that a CBO or CDO is considered a Limited Offering or Private Placement.

R

REIT - Real estate investment trust.

Registered Person - Any person having a securities license (e.g., Series 6, 7, 24, etc.) with TFD.

Restricted Securities List - A list of the securities for which the Firm is generally limited firm-wide from engaging in transactions.

S

SEC - Securities and Exchange Commission.

Securities - Includes any interest or instrument commonly known as a security, including stocks, bonds, ETFs, shares of mutual funds, and other investment companies (including money market funds and their equivalents), options, warrants, financial commodities, a derivative

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linked to a specific security or other derivative products and interests in privately placed offerings and limited partnerships, including hedge funds.

Securities Act - Securities Act of 1933, as amended.

T

TAMCO - TCW Asset Management Company, a U.S.-registered investment advisor and direct subsidiary of The TCW Group, Inc.

TCW or Firm - The TCW Group of companies.

TCW Advisor - Includes TAMCO, TIMCO, MetWest, WGA and any other U.S. federally registered advisors directly or indirectly controlled by The TCW Group, Inc.

TFD - TCW Funds Distributors (formerly, TCW Brokerage Services), a limited-purpose broker-dealer.

TCW Funds - TCW Funds, Inc., each of its series, and any other proprietary, registered, open-end investment companies (mutual funds) advised by TIMCO or the Metropolitan West Funds, each of its series, and any proprietary, registered, open-end investment companies (mutual funds) advised by Metropolitan West Asset Management, LLC.

TIMCO - TCW Investment Management Company, a U.S.-registered investment advisor and direct subsidiary of The TCW Group, Inc.

TSI - TCW Strategic Income Fund, Inc., and any other proprietary, registered, closed-end investment companies advised by TIMCO.

W

WGA - Westgate Advisors, LLC, a U.S.-registered investment advisor controlled by The TCW Group, Inc.

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Amendment No. 1 to Code of Ethics Policy

Effective April 4, 2014

This Amendment to the Code of Ethics Policy shall be implemented effective as of April 4, 2014.

1.	On page 26, under “Type of Gift/Entertainment Received” the following edits shall be implemented:

Entertainment that may not be ~~more~~ usual or customary, but that seems appropriate under the circumstances.

2.	Beginning on page 6, under “Additional Restrictions for Certain Investment Professionals” the following changes shall be adopted:

Profiting from the purchase and sale, or sale and purchase, of the same (or equivalent) Securities within 60 calendar days by any of the following Access Persons described under “Applies to” who provide services for registered investment companies	• Portfolio Managers • Securities Analysts and Researchers • Securities Traders who provide information or advice to a portfolio manager • Members of Investment Control	Transactions will be matched using a LIFO system. All profits of prohibited trades are subject to disgorgement Exceptions: • Exempt Securities • ETF’s pre-approved through StarCompliance

Purchasing or selling a Security in the 5 business days BEFORE that Security is bought or sold on behalf of a Firm client, in any • Covered Account, or • Outside Fiduciary Account	• Prohibited ~~only~~ for portfolio managers and any other investment professional in their product group, including	• All prohibited transactions must be reversed; and • all profits are subject to disgorgement.

Amendment No. 1 Code of Ethics Policy

Effective April 4, 2014

traders, researchers or analysts, for the client account in which the Security is transacted. • Members of Investment Control

Purchasing a Security in the 5 business days after that Security is sold on behalf of a Firm client, or selling a Security in the 5 business days AFTER that Security is purchased on behalf of a Firm client, in any

•    Covered Account, or

•    Outside Fiduciary Account

•   Prohibited ~~only~~ for portfolio managers and any other investment professional in their product group, including traders, researchers or analysts, for the client account in which the security is transacted.

•   Members of Investment Control

• All prohibited transactions must be reversed; and • all profits are subject to disgorgement.

Purchasing or selling any Security in the 5 business days AFTER a TCW-advised or sub-advised registered investment company buys or sells the Security, in any

•    Covered Account, or

•    Outside Fiduciary Account

• Prohibited ~~only~~ for a portfolio manager and any other investment	• All prohibited transactions must be reversed; and • all profits are subject to disgorgement.

Amendment No. 1 Code of Ethics Policy

Effective April 4, 2014

professional in their product group, including traders, researchers or analysts, managing funds for the registered investment company. • Members of Investment Control

Purchasing or selling any Security in a manner inconsistent with any recommendation made by that research analyst less than 30 days prior to the proposed purchase or sale	Prohibited for any Analyst or Researcher	• All prohibited transactions must be reversed; and • all profits are subject to disgorgement.

Amendment No. 2 to Code of Ethics Policy

This Second Amendment to the Code of Ethics Policy shall be effective as of September 15, 2014.

1.	The “Gifts, Entertainment, Payments & Preferential Treatment” policy, beginning on Page 26 is hereby deleted in its entirety and replaced with Exhibit A hereto, the “Anti-Corruption Policy.”

2.	The “Whistleblower” policy, beginning on Page 41 is hereby deleted in its entirety and replaced with Exhibit B hereto.

3.	The following paragraph shall be inserted on page 32, after “Contributions to State and Local Candidates and Committees”:

EXEMPTIVE RELIEF

To seek approval for an exemption from any requirement of the foregoing policies governing Political Activities & Contributions, contact the Administrator of the Code of Ethics and provide them with a written statement of the request indicating the basis for the requested exemption. The Administrator of the Code of Ethics will coordinate review of the request. Any exemption will require the approval of the General Counsel.

4.	Beginning on page 6, under “Additional Restrictions for Certain Investment Professionals” the following changes shall be adopted:

Purchasing or selling any Security in a manner inconsistent with any recommendation made by that research analyst less than 30 days prior to the proposed purchase or sale	Prohibited for any Analyst or Researcher	• All prohibited transactions must be reversed; and • all profits are subject to disgorgement.

Amendment No. 2 to Code of Ethics Policy

Recommending any security for purchase by the Firm, including writing a research report advocating for the purchase of a security, where such individual also holds such security in a Covered Account	Prohibited for any Portfolio Manager, Researcher or Analyst, unless they have held such security for at least three months prior to the recommendation or drafting of the research report	• All prohibited transactions must be reversed; and • all profits are subject to disgorgement.

Exhibit A

Anti-Corruption Policy

Amendment No. 2 to Code of Ethics Policy

Exhibit B

Whistleblower Policy